Exhibit 2.2

AMENDMENT NO. 1 TO THE

STOCK PURCHASE AGREEMENT

This Amendment No. 1 to the Stock Purchase Agreement  (“Amendment”) dated as of August 1, 2019 is entered into by and between INTEGRAL ANALYTICS, INC., an Ohio corporation (the “Seller”) and WILLDAN ENERGY SOLUTIONS, a California corporation (the “Buyer”).  Each of the Seller and the Buyer are referred to herein as a “Party” and collectively, as the “Parties.”  All capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Original Agreement (as defined below).

RECITALS

WHEREAS,  the Seller and the Buyer are parties to that certain Stock Purchase Agreement dated July 28, 2017 (the “Original Agreement”).

WHEREAS, Parties desire to amend the definition of “Earn-Out Period” to the Original Agreement pursuant to this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties agree as follows:

1.         Article I Definitions.

(a)        “Earn-Out Period” of Section 1.1 of the Original Agreement are hereby amended to (i) delete “shall mean the period from the Closing Date until the earlier of (a) that period of time pursuant to this Agreement in which Seller has qualified for the Maximum Payout, or (b) the third anniversary of the Closing Date”, and (ii) to replace such deletion with “shall mean the period from the Closing Date until the earlier of (a) that period of time pursuant to this Agreement in which Seller has qualified for the Maximum Payout, or (b) the fourth anniversary of the Closing Date.”

2.         Entire Agreement.  This Amendment, together with the Original Agreement,  contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

3.         Good Faith.  Each of the signatories to this Amendment agrees to cooperate in good faith with each other to facilitate the performance by the Parties of their respective obligations hereunder and the purposes of this Amendment.

4.         Surviving Terms, Inconsistencies.  Except for those terms and conditions modified in this Amendment, all terms and conditions of the Original Agreement shall continue unchanged and in full force and effect, and shall govern the Parties’ rights and obligations thereunder.  In the event of any conflict between the terms and conditions of the Original Agreement and those of this Amendment, the terms and conditions of this Amendment shall govern.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective authorized representatives as of  the date set forth above, to be effective as of August 1, 2019.

INTEGRAL ANALYTICS, INC.
an Ohio corporation

By:	/s/ Thomas Osterhus
Thomas Osterhus
President and CEO

WILLDAN ENERGY SOLUTIONS
a California corporation

By:	/s/ Mike Bieber
Mike Bieber, President